EXHIBIT b(4c)

                       VALLEY FORGE LIFE INSURANCE COMPANY
                       INDIVIDUAL RETIREMENT ANNUITY RIDER
                       -----------------------------------

                  This Rider is part of the Contract. The Contract as amended is intended to qualify as an individual retirement annuity under Section 408(b) of the Code. The following provisions apply and replace any contrary provisions of the Contract:

                  (1) You shall be the Owner. Any provision of the Contract that would allow joint ownership, or that would allow more than 1 person to share distributions, is deleted.

                  (2) The Contract is not transferable or assignable (other than pursuant to a divorce decree in accordance with applicable law) and is established for the exclusive benefit of You and Your beneficiaries. It may not be sold, assigned, alienated, or pledged as collateral for a loan or as security.

                  (3) Your entire interest in the Contract shall be nonforfeitable.

                  (4) Purchase payments shall be in cash. The following purchase payments shall be accepted under this Contract:

                           (a) Rollover contributions described in Sections 402(c), 403(a)(4), 403(b)(8) and 408(d)(3) of
                                the Code;

                           (b) Amounts transferred from another individual retirement account or annuity;

                           [(c) Contributions pursuant to a Simplified Employee
                                Pension as provided in Section 408(k) of the Code;]

                           [(d) Other premium payments in an amount not in
                                excess of $2,000 for any year.]

                  You shall have the sole responsibility for determining whether any purchase payment meets applicable income tax requirements.

                  (5) This Contract does not require any particular number or amount of purchase payments. Any refund of purchase payments (other than those attributable to excess contributions) must be applied before the close of the calendar year following the year of the refund toward additional purchase payments or the purchase of additional benefits.

                  (6) The Annuity Date is the date your entire Contract Value will be distributed or commence to be distributed to you. Your Annuity Date shall be no later than April 1 of the calendar year following the calendar year in which you attain age 70 1/2. You shall have the sole responsibility for requesting a distribution that complies with this Rider and applicable law.

                  (7) With respect to any amount which becomes payable under the Contract during your lifetime, such payment shall commence on or before the Annuity Date and shall be payable in substantially equal amounts, no less frequently than annually. Payments shall be made in the manner as follows:

                           (a)  in a lump sum, or

                           (b)  over your life, or

                           (c) over the lives of you and your designated Beneficiary, or

                           (d) over a period certain not exceeding your life expectancy, or

                           (e) over a period certain not exceeding the joint and last survivor expectancy of you and your designated Beneficiary.

                  If your entire interest is to be distributed in other than a lump sum, then the minimum amount to be distributed each year (commencing with the calendar year following the calendar year in which you attain age 70 1/2 and each year thereafter) shall be determined in accordance with Code Section 408(b)(3) and the regulations thereunder, including the incidental death benefit requirements of section 401(a)(9)(G) of the Code, the regulations thereunder, and the minimum distribution incidental benefit requirement of Proposed Income Tax Regulation section 1.401(a)(9)-2. Payments must be either nonincreasing or may increase only as provided in Proposed Income Tax Regulation section 1.401(a)(9)-1, Q&A F-3.

                  (8) If  you  die  after  distribution  of  your  interest  has commenced, the remaining portion of such interest will continue to be distributed at least as rapidly as under the method of distribution being used prior to your death.

                  If you die before distribution has begun, the entire interest must be distributed no later than December 31 of the calendar year in which the fifth anniversary of your death occurs. However, proceeds which are payable to a named Beneficiary who is a natural person may be distributed in substantially equal installments over the lifetime of the Beneficiary or a period certain not exceeding the life expectancy of the Beneficiary provided such distribution begins not later than December 31 of the calendar year in which your death occurred. If the Beneficiary is your surviving spouse, the Beneficiary may elect not later than December 31 of the calendar year in which the fifth anniversary of your death to receive equal or substantially equal payments over the life or life expectancy of the surviving spouse commencing at any date prior to the date on which you would have attained age 70 1/2. Minimum payments will be calculated in accordance with Code Section 408(b)(3) and the regulations thereunder.

                  For the purposes of this requirement, any amount paid to any of your children will be treated as if it had been paid to your surviving spouse if the remainder of the interest becomes payable to the surviving spouse when the child reaches the age of majority.

                  If you die before your entire interest has been distributed, no additional purchase payments will be accepted under this Contract after your death unless the Beneficiary is your surviving spouse.

                  (9) If your spouse is not the named Beneficiary, the method of distribution selected will assure that at least 50% of the present value of the amount available for distribution is paid within your life expectancy and that such method of distribution complies with the requirements of Code Section 408(b)(3) and the regulations thereunder.

                  (10) For purposes of the foregoing provisions, life expectancy and joint and last survivor expectancy shall be determined by use of the expected return multiples in Tables V and VI of Treasury Regulation ss.1.72-9 in accordance with Code Section 408(b)(3) and the regulations thereunder. In the case of distributions under paragraph (7) of this Rider, your life expectancy of you and your Beneficiary will be initially determined on the basis of your attained ages in the year you reach 70 1/2. In the case of a distribution under paragraph
                  (8) of this Rider, life expectancy will be initially determined on the basis of your Beneficiary's attained age in the year distributions are required to commence. Unless you (or your spouse) elect otherwise prior to the time distributions are required to commence, your life expectancy and, if applicable, your spouse's life expectancy will be recalculated annually based on your attained ages in the year for which the required distribution is being determined. The life expectancy of a nonspouse Beneficiary will not be recalculated.

                  The annual distribution required to be made by your Annuity Date is for the calendar year in which your reached age 70 1/2. Annual payments for subsequent years, including the year in which your Annuity Date occurs, must be made by December 31 of that year. The amount distributed for each year shall equal or exceed the Contract Value as of the close of business on December 31 of the preceding year, divided by the applicable life expectancy or joint and last survivor expectancy.

                  You may satisfy the minimum  distribution  requirements  under section 408(b)(3) of the Code by receiving a distribution from one IRA that is equal to the amount required to satisfy the minimum distribution requirement for two or more IRAs. For this purpose, if you own two or more IRAs, you may use the alternative method described in Notice 88-38, 1988-1 C.B. 524, to satisfy the minimum distribution requirements.

                  (11) We reserve the right to amend this Contract or Rider to the extent necessary to qualify as an individual retirement annuity for federal income tax purposes.

                  (12) This Rider is effective as of the Contract Effective
                  Date.

This Rider is subject to all the exclusions, definitions and provisions of the Contract which are not inconsistent herewith.


                                     - 3 -